EXHIBIT 23 (a)

                CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to (i) the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of JWGenesis Financial Corp., of our report dated March 5, 1998, relating to the consolidated financial statements of JW Charles Financial Services, Inc. and its subsidiaries which appears in such Prospectus; (ii) the use of our report dated April 16, 1998 on the financial statement of JWGenesis Financial Corp. as of January 16, 1998 included in this Registration Statement and
(iii) the references to us under the headings "Experts" in such Prospectus.


/s/  PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

Tampa, Florida
November 3, 1998